Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2006 Fourth Quarter and Full Year Sales

Fourth Quarter 2006 Sales of $13.8 Million Reflect 38% Growth Over Fourth Quarter 2005

Fiscal Year 2006 Sales of $46.8 Million Reflect 35% Growth Over Fiscal Year 2005

For Immediate Release

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, February 6, 2007 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported that product sales for the three months ended December 31, 2006 increased 38% to approximately $13.8 million, as compared to $10.0 million for the same period in 2005. Product sales for the twelve months ended December 31, 2006 increased 35% to approximately $46.8 million as compared to $34.7 million for the same period in 2005. Product sales results reported for 2006 are unaudited.

Product sales for the three and twelve months ended December 31, 2006 included $0.7 million and $0.9 million, respectively, of Endoskeleton™ product sales compared to $0.1 million and $0.5 million, respectively, for the same periods in 2005. On January 15, 2007, Orthovita entered into an Asset Purchase Agreement, pursuant to which Orthovita will sell the assets associated with the Endoskeleton product line for approximately $0.45 million, including intellectual property rights, inventory and the 510(k) clearance for the Endoskeleton TA vertebral body replacement device. The closing of the asset sale transaction is expected to occur on or before February 15, 2007 and is subject to the satisfaction of due diligence and other customary closing conditions. Upon the completion of the asset sale, Orthovita will no longer manufacture or sell the Endoskeleton products.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Synthetic Cortical

Bone technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the development of our sales network and other aspects of our business; the closing of the Endoskeleton asset sale transaction; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.